File No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ROYALE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-4596368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1870 Cordell Court, Suite 210

El Cajon, California 92020

619-383-6600

(Name and address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Individual Compensation to Directors, Officers, Employees and Consultants

2018 Equity Incentive Plan

(Full title of the plan)

Stephen M. Hosmer Royale Energy, Inc. 1870 Cordell Court, Suite 210 El Cajon, California 92020 619-383-6600	Copies to: Lee Polson Clark Hill Strasburger 720 Brazos Street, Suite 700 Austin, Texas 78701 512-499-3600
Name, address, including zip code, and telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock to be issued to individual directors, officers, employees and consultants pursuant to compensation agreements (1), (3)	2,985,824	$0.30	$895,747.20	$108.56
Common stock to be issued pursuant to the Company’s 2018 Equity Incentive Plan (2)	250,000	$0.31	$77,500.00	$9.39
Total	3,235,824		$973,247.20	$117.95

(1) Shares of common stock which may be issued pursuant to individual compensation agreements with individual directors, officers, employees and consultants, which agreements are filed as exhibits to this Registration Statement. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the referenced compensation agreements by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.

(2) Shares of common stock which may be issued under the Registrant’s 2018 Equity Incentive Plan (the “Plan”), including shares of common stock issued pursuant to the exercise of stock options issued under the Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock that become issuable under the Plan by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of common stock.  The registration fee is calculated based on the exercise price of stock options for the underlying stock being registered, pursuant to Rule 457(g) under the Securities Act.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of the common stock as reported by the OTC Markets Quotation System on October 24, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8. Information required by Part I (Items 1 and 2) will, to the extent applicable, be included in documents sent or given to directors, officers, employees and consultants of Royale Energy, Inc. (the “Company”) who have executed the compensation or employment agreements which are filed as exhibits to this Registration Statement, pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 428, the required documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all documents included in such file. Any such request should be directed to Stephen M. Hosmer, Chief Financial Officer, Royale Energy, Inc., 1870 Cordell Court, Suite 210, El Cajon, California 92020 (telephone 619-383-6600).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3     Incorporation of Documents by Reference

The following documents filed by the registrant (SEC file number 0-22750) with the Commission are hereby incorporated by reference:

(a)	The Company’s proxy statement/ prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (Commission File No. 333-216055); and
(b)	The following reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Commission File No. 000-55912):
Form 10-Q for the period ended June 30, 2018, filed with the Commission on August 20, 2018
Definitive Proxy Statement for the Company’s Annual Shareholders’ Meeting filed with the Commission on June 18, 2018
Form 8-K dated March 7, 2018, filed with the Commission on March 12, 2018
Form 8-K/A amending the Form 8-K dated March 7, 2018, filed with the Commission on May 17, 2018
Form 8-K dated April 4, 2018, filed with the Commission on April 10, 2018
Form 8-K dated April 13, 2018, filed with the Commission on April 17, 2018
Form 8-K dated May 22, 2018, filed with the Commission on May 29, 2018
Form 8-K dated June 26, 2018, filed with the Commission on June 26, 2018
Form 8-K dated June 28, 2018, filed with the Commission on June 29, 2018
Form 8-K dated June 29, 2018, filed with the Commission on July 6, 2018
Form 8-K dated July 26, 2018, filed with the Commission on July 31, 2018
Form 8-K dated September 19, 2018, filed with the Commission on September 20, 2018
Form 8-K dated October 17, 2018, filed with the Commission on October 23, 2018
(c)

The description of the Company’s common stock, $0.001 par value per share (the “Common Stock”), is contained under the heading, Description of Royale Energy Holdings, Inc., Capital Stock – Common Stock, in the Company’s Registration Statement on Form S-4 (Commission File No. 333-216055), as originally filed with the Commission on February 14, 2017, as subsequently amended (the “Registration Statement”), and in the proxy statement/prospectus included in the Registration Statement filed separately by the Registrant with the Commission on October 19, 2017, pursuant to Rule 424(b) under the Securities Exchange Act of 1933, as amended, which proxy statement/prospectus shall be deemed to be incorporated by reference herein.

Item 4     Description of Securities

Not applicable.

Item 5     Interests of Named Experts and Counsel

Not applicable.

Item 6     Indemnification of Directors and Officers

Under Article 9 of our Certificate of Formation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by Delaware law. The Delaware General Corporations Law (“DGCL”) allows corporations, including Royale Energy, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties. The DGCL provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

Our Certificate of Formation also provides that if Delaware law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

Item 7     Exemption from Registration Claimed

Not applicable.

Item 8     Exhibits

Exhibit	Description

5.1	Opinion of Clark Hill Strasburger, as to the validity of the securities being offered

10.1	Employment Agreement between the Company and Rod Eson

10.2	Employment Agreement between the Company and Johnny Jordan

10.3	Compensation Agreement between the Company and Thomas M. Gladney

10.4	Compensation Agreement between the Company and Jonathan Gregory

10.5	Compensation Agreement between the Company and Harry E. Hosmer

10.6	Compensation Agreement between the Company and Barry Lasker

10.7	Compensation Agreement between the Company and Mel G. Riggs

10.8	Compensation Agreement between the Company and Robert Vogel

10.9	Compensation Agreement between the Company and Michael McCaskey

10.10	Compensation Agreement between the Company and Jeffrey Kerns

10.11	Incentive Stock Option Agreement between the Company and Stephen M. Hosmer

23.1	Consent of SingerLewak LLP

23.2	Consent of Clark Hill Strasburger (included in Exhibit 5.1)

23.3	Consent of Netherland, Sewell & Associates, Inc.

99.1	Royale Energy, Inc., 2018 Equity Incentive Plan

The Registrant incorporates by reference the documents listed above and any documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, (except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein) prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 9     Undertakings

The undersigned registrant undertakes:

(a)     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(1)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(2)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(d)     That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Cajon, State of California, on October 16, 2018.

ROYALE ENERGY, INC.

/s/ Rod Eson
Rod Eson, Chief Executive Officer (Principal Executive Officer)

/s/ Stephen M. Hosmer
Stephen M. Hosmer, Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: October 10, 2018	/s/ Mel G. Riggs
Mel G. Riggs, Chairman of the Board and Director

Date: October 10, 2018	/s/ Rod Eson
Rod Eson, Chief Executive Officer and Director

Date: October 10, 2018	/s/ Johnny Jordan
Johnny Jordan, Chief Operating Officer and Director

Date: October 10, 2018	/s/ Thomas M. Gladney
Thomas M. Gladney, Director

Date: October 10, 2018	/s/ Jonathan Gregory
Jonathan Gregory, Director

Date: October 10, 2018	/s/ Barry Lasker
Barry Lasker, Director

Date: October 10, 2018	/s/ Robert Vogel
Robert Vogel, Director